Exhibit 99.1

Institutional Investors:
Peter Sands
W. P. Carey Inc.
212-492-1110
institutionalir@wpcarey.com

Press contact:
Guy Lawrence
Ross & Lawrence
212-308-3333
gblawrence@rosslawpr.com

W. P. Carey Inc. Appoints Margaret G. Lewis to Board of Directors

New York, NY- October 3, 2017 - W. P. Carey Inc. (NYSE:WPC), an internally-managed net lease real estate investment trust, announced today that Margaret G. Lewis has been elected a director of the Company. Ms. Lewis currently serves as Chairman of the Federal Reserve Bank of Richmond and is a Director of Flowers Foods. She has also served on the boards of the Science Museum of Virginia, Virginia Hospital and Healthcare Association and Smithfield Foods, Inc.

As a senior healthcare executive, Ms. Lewis served as President of the Capital Division of Hospital Corporation of America (HCA) from January 2006 to December 2013, where she oversaw 17 HCA hospitals in Virginia, New Hampshire, Kentucky and Indiana. Before that, she served as President of the Central Atlantic Division of HCA. She also served as Chief Executive Officer of CJW Medical Center, which managed the operations of Chippenham and Johnston-Willis hospitals in the Richmond area.

Ms. Lewis is a Trustee of Averett University and served on the Commonwealth of Virginia Governor-Elect Appointee Health & Human Resources Transition Team Task Force in 2013. From 1998 to 2006 she served on the Board of John Tyler Community College Foundation and was recognized by the John Tyler Community College Foundation with the Margaret G. Lewis Endowed Scholarship in 2007.

Ms. Lewis holds an Associate Degree in Nursing from John Tyler Community College, a Bachelor of Science in Nursing from the Medical College of Virginia and an MBA from Averett University. In addition, she is certified as a Fellow of the American College of Healthcare Executives (FACHE).

Commenting on the election of Ms. Lewis, W. P. Carey’s Chief Executive Officer, Mark J. DeCesaris, noted, “As Chairman of the Federal Reserve Bank of Richmond, Margaret brings an added level of perspective to our Board of Directors. Her role in shaping monetary policies and evaluating their larger economic impact, along with her corporate board experience and decades of executive leadership, expand the diverse and growing skill set of our Board. We are pleased to welcome Margaret as a director of W. P. Carey Inc. and look forward to her contributions as a member of the Audit and Nominating and Corporate Governance Committees.”

W. P. Carey Inc.

W. P. Carey Inc. is a leading internally-managed net lease REIT that provides long-term sale-leaseback and build-to-suit financing solutions primarily for companies in the U.S. and Europe. At June 30, 2017, the Company had an enterprise value of approximately $11.2 billion. In addition to its owned portfolio of diversified global real estate, W. P. Carey manages a series of investment programs with assets under management of approximately $13.2 billion. Its corporate finance-focused credit and real estate underwriting process is a constant that has been successfully leveraged across a wide variety of industries and property types. Furthermore, its portfolio of long-term leases with creditworthy tenants has an established history of generating stable cash flows, enabling it to deliver consistent and rising dividend income to investors for over four decades.
www.wpcarey.com